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                                                                 EXHIBIT 99d(10)

                             SUB-ADVISORY AGREEMENT

                  AGREEMENT made as of the _____ day of _______, 2002 by and between Morgan Stanley Investment Management Inc., a Delaware Corporation (herein referred to as the "Investment Manager"), and Dwight Asset Management Company, a Delaware corporation, (herein referred to as the "Sub- Advisor").

                  WHEREAS, The Universal Institutional Funds, Inc. (herein referred to as the "Fund") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

                  WHEREAS, the Investment Manager has entered into an Investment Management Agreement with the Fund (the "Investment Management Agreement") wherein the Investment Manager has agreed to provide investment management services to the various portfolios of the Fund; and

                  WHEREAS, the Sub-Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of acting as an investment adviser; and

                  WHEREAS, Investment Manager desires to retain the services of the Sub- Advisor to render investment advisory services for the Capital Preservation Portfolio of the Fund (the "Portfolio") in the manner and on the terms and conditions hereinafter set forth; and

                  WHEREAS, the Sub-Advisor desires to be retained by the Investment Manager to perform services on said terms and conditions:

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

                  1. Subject to the supervision of the Fund, its officers and Directors, and the Investment Manager, and in accordance with the investment objectives, policies and restrictions of the Portfolio set forth in the Fund's current Registration Statement on Form N-1A (the "Registration Statement") the Sub-Advisor agrees to provide the Fund with investment advisory services with respect to the Portfolio's investments in "Wrapper Agreements" as defined in the Registration Statement. These services include, but are not limited to: obtaining and evaluating such information and advice relating to Wrapper Agreements as it deems necessary or useful to discharge its duties hereunder; preparing bid specifications that enable prospective wrap providers to bid effectively and competitively on the assets of the Portfolio; distributing the bid specifications to those issuers known to the Sub-Advisor to be competitive in the wrap providers market and who meet the Sub-Advisor's credit approval and the credit standards set forth in the current Registration Statement; organizing and completing the solicitation of bids for the provision of Wrapper Agreements to the Portfolio; evaluating the proposed Wrapper Agreements to ensure that they are the most suitable for the Portfolio (subject to the review of the Investment Manager); selecting an issuer and form of contract that is most appropriate to underwrite the Wrapper Agreement; periodically reviewing and modifying, as necessary, existing Wrapper

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Agreements to provide liquidity, improve credit quality, or improve terms;
monitoring on a monthly basis all Wrapper Agreements held in the Portfolio to ensure that the interest is properly calculated and accrued, and to verify the contract rate reset calculations in order to properly allocate gains and losses; quarterly reporting; ongoing monitoring of creditworthiness; furnishing to, or place at the disposal of, the Fund and Investment Manager such of the information, evaluations, analyses and opinions formulated or obtained by it in the discharge of its duties as the Fund and the Investment Manager may, from time to time, reasonably request.

              2. The Sub-Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement.

              3. The Fund will, from time to time, furnish or otherwise make available to the Sub-Advisor such financial reports, proxy statements and other information relating to the business and affairs of the Portfolio as the Sub-Advisor may reasonably require in order to discharge its duties and obligations hereunder or to comply with any applicable law and regulations and the investment objectives, policies and restrictions from time to time prescribed by the Directors of the Fund.

              4. The Sub-Advisor shall bear the cost of rendering the investment advisory services to be performed by it under this Agreement, and shall, at its own expense, pay the compensation of the officers and employees, if any, of the Fund, employed by the Sub-Advisor, and such clerical help and bookkeeping services as the Sub-Advisor shall reasonably require in performing its duties hereunder. The Sub-Advisor may, as mutually agreed with the Investment Manager, assume a portion of the fees paid by the Investment Manager to J.P. Morgan Investor Services Co., pursuant to a Sub-Administration Agreement related to the Portfolio.

              5. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund, including, without limitation: any fees paid to the Investment Manager; fees pursuant to any plan of distribution that the Fund may adopt; fees for services pursuant to an Administration Agreement; the charges and expenses of any registrar, any custodian, sub-custodian or depository appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, and any stock transfer or dividend agent or agents appointed by the Fund; brokers' commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party; all taxes, including securities issuance and transfer taxes, and fees payable by the Fund to federal, state or other governmental agencies or pursuant to any foreign laws; the cost and expense of engraving or printing certificates representing shares of the Fund; all costs and expenses in connection with the registration and maintenance of registration of the Fund and its shares with the Securities and Exchange Commission and various states and other jurisdictions or pursuant to any foreign laws (including filing fees and legal fees and disbursements of counsel); the cost and expense of printing (including typesetting) and distributing prospectuses of the Fund and supplements thereto to the Fund's shareholders; all expenses of shareholders' and Directors' meetings and of preparing, printing and mailing proxy statements and reports to shareholders; fees and travel expenses of Directors or members of any advisory board or committee who are not employees of the Investment Manager or Sub-Advisor; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption

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whether in shares or in cash; charges and expenses of any outside service used for pricing of the Fund's shares; charges and expenses of legal counsel, including counsel to the Directors of the Fund who are not interested persons (as defined in the Act) of the Fund, the Investment Manager or the Sub-Advisor, and of independent accountants, in connection with any matter relating to the Fund; membership dues of industry associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including officers and Directors) of the Fund which inure to its benefit; extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund's operation unless otherwise explicitly provided herein.

                  6. For the services to be rendered, the facilities furnished, and the expenses assumed by the Sub-Advisor, the Investment Manager shall pay to the Sub-Advisor quarterly compensation calculated by applying a quarterly rate based on the following annual percentage rates with respect to the average daily net assets of the Portfolio for the quarter: .10% of the Portfolio's first $500 million in average daily net assets; .08% of the Portfolio's average daily net assets from $500 million to $1 billion; and .06% of the average daily net assets in excess of $1 billion. The Sub-Advisor may agree to voluntarily waive a portion of such fee. The calculation of the fee payable to the Sub-Advisor pursuant to this Agreement will be made, each month, at the time designated for the monthly calculation of the fee payable to the Investment Manager pursuant to the Investment Management Agreement. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for the part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fee as set forth above.

                  7. The Sub-Advisor will use its best efforts in the performance of investment activities on behalf of the Fund, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Sub-Advisor shall not be liable to the Investment Manager or the Fund or any of its investors for any error of judgment or mistake of law or for any act or omission by the Sub-Advisor or for any losses sustained by the Fund or its investors.

                  8. It is understood that the Sub-Advisor and any affiliated persons thereof or any persons controlled by or under common control with the Sub-Advisor have and may have advisory, management service or other contracts with other organizations and persons, and may have other interests and businesses, and further may purchase, sell or trade any securities or commodities for their own accounts or for the account of others for whom they may be acting.

                  9. This Agreement shall remain in effect until ___________ and from year to year thereafter provided such continuance is approved at least annually by the vote of holders of a majority, as defined in the Act, of the outstanding voting securities of the Portfolio or by the Directors of the Fund, provided, that in either event such continuance is also approved annually by the vote of a majority of the Directors of the Fund who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that (a) the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon thirty days' written notice to the Investment Manager and the Sub-Advisor, either by majority

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vote of the Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Portfolio; (b) this Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act) unless such automatic termination shall be prevented by an exemptive order of the Securities and Exchange Commission; (c) this Agreement shall immediately terminate in the event of the termination of the Investment Management Agreement; (d) the Investment Manager may terminate this Agreement without payment of penalty on thirty days' written notice to the Fund and the Sub-Advisor; and (e) the Sub-Advisor may terminate this Agreement without the payment of penalty on thirty days' written notice to the Fund and the Investment Manager. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed post-paid, to the other party at the principal office of such party.

     10. This Agreement may be amended by the parties without the vote or consent of the shareholders of the Portfolio to supply any omission, to cure, correct or supplement any ambiguous, defective or inconsistent provision hereof, or if they deem it necessary to conform this Agreement to the requirements of applicable federal laws or regulations, but neither the Fund, the Investment Manager nor the Sub-Advisor shall be liable for failing to do so.

     11. This Agreement shall be construed in accordance with the law of the State of New York and the applicable provisions of the Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

                            [Signature Page Follows]

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                   IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Agreement on the day and year first above written in New York, New York.

                                    MORGAN STANLEY INVESTMENT MANAGEMENT INC.



                                    _______________________________________
                                    By:



                                    DWIGHT ASSET MANAGEMENT COMPANY



                                    ______________________________________
                                    By:





Accepted and agreed to as of
the day and year first above written:



The Universal Institutional Funds, Inc.



__________________________
By: